Exhibit 99.1
Great American Group® Announces Third Quarter 2009 Financial Results
Woodland Hills, Calif., (November 16, 2009) — Great American Group, Inc. (OTCBB: GAMR) (“Great American Group” or the “Company”), a leading provider of asset disposition, valuation and appraisal services, today announced financial results for its fiscal third quarter ended September 30, 2009.
Third Quarter 2009 Highlights
•	Total revenues increased to $15.0 million, an increase of 75.3% from the third quarter of 2008

•	Income from continuing operations was $4.1 million

•	Net income was $4.0 million, compared to a net loss of $1.7 million in the third quarter of 2008

•	Diluted earnings per share were $0.17, compared to a loss per share of $(0.16) for the third quarter of 2008

•	Became a public company via a reverse merger with Alternative Asset Management Acquisition Corp., a public acquisition vehicle (“AAMAC”), on July 31, 2009
Third Quarter Results
For the three months ended September 30, 2009, the Company reported total revenues of $15.0 million, a 75.3% increase from total revenues of $8.6 million in the same period the prior year. Revenues from services and fees increased 40.5% to $11.0 million, or 73.0% of total revenues, from $7.8 million, or 91.1% of total revenues, in the third quarter of 2008. Sales of goods increased 429.5% to $4.1 million, or 27.0% of total revenues, from $0.8 million, or 8.9% of total revenues, in the third quarter of 2008. The increase in total revenues was primarily the result of a $5.8 million increase in auction and liquidation segment revenues and a $0.7 million increase in valuation and appraisal services segment revenues.
“The third quarter was an important time for Great American Group, as we took the significant step of becoming a public company,” said Andrew Gumaer, Chief Executive Officer of Great American Group. “We experienced topline growth as a result of increased activity in the liquidation and auction business, while we continued to expand additional sources of revenue. We believe we’re well positioned for future growth, and we are confident in the many opportunities we see ahead. As we look toward the end of this year and into 2010, we remain cautious, given the economic environment and its uncertain impact on retailers. The credit markets have been improving and there have been fewer credit defaults from retailers going into this year’s holiday season.
“Still, the long-term outlook for Great American Group is positive,” Mr. Gumaer added. “The addition in October 2009 of GA Capital, which is focused on retailers in need of growth capital, working capital and turnaround financing, expanded our existing service offerings. With the successful completion of our first foreclosed home auction in October 2009 by GA Home Auctions, we expect to see additional growth in that business in the coming quarters. We are laying the groundwork now for a significantly larger revenue base in the next couple of years.”
Revenues in the auction and liquidation segment increased to $9.8 million during the third quarter of 2009 from $4.1 million during the same period in the prior year. Revenues from services and fees increased to $5.8 million from $3.3 million during the third quarter of 2008. The increase in revenues from services and fees was primarily due to an increase in revenues from liquidation engagements where the Company guaranteed a minimum recovery value for goods sold. This was partially offset by a decrease in revenues from services and fees related to service and consulting liquidation engagements where the Company earned fees, commissions and reimbursable expenses from the auction and liquidation of goods as an agent for its customers. Revenues from gross sales of goods where Great American Group held title to the goods increased to $4.1 million from $0.8 million during the third quarter of 2008. This increase was primarily due to the sale of goods with higher asset values than in the prior period.

Revenues in the valuation and appraisal segment increased to $5.2 million during the third quarter of 2009 from $4.5 million during the same period in the prior year. Of the $0.7 million increase in revenues, $0.3 million was primarily due to an increase in the number of collateral monitoring-related asset valuations the Company conducted in connection with existing asset-based loans from financial institutions. The remainder of the increase in revenues was the result of a new operating unit formed during the second half of 2008 to provide intellectual property and real estate appraisal services.
Gross margin in the auction and liquidation segment was 36.6% during the third quarter of 2009, up from 22.1% during the third quarter of 2008, largely as a result of an increase in gross margin for service and fee liquidation engagements to 58.7% from 30.9% in the prior period. Gross margin from the sales of goods where the Company held title to the goods increased to 5.1% during the third quarter of 2009 from negative gross margin of 15.8% during the third quarter of 2008. Gross margin was favorably impacted by liquidation sales of certain equipment with higher profit margins.
Gross margin in the valuation and appraisal segment was 53.7% during the third quarter of 2009, compared to 55.7% in the same quarter of 2008. The decline in gross margin in this segment was impacted by the startup of the new intellectual property and real estate appraisal services unit.
Direct costs of services were $4.8 million, or 31.9% of total revenues, compared to $4.3 million, or 49.9% of total revenues, in the third quarter of 2008. The increase in direct costs of services was primarily related to an increase in business activity during the third quarter of 2009 from the same period in 2008.
Cost of goods sold rose to $3.9 million, or 25.6% of total revenues, from $0.9 million, or 10.3% of total revenues, in the third quarter of 2008. As a percentage of gross sales of goods where the Company holds title to the goods, cost of goods sold was 94.9%, compared to 115.8% in the third quarter of 2008. The decline, as a percentage of gross sales of goods, resulted from the sale of goods with higher asset values and gross margin when compared to the prior period.
Selling, general and administrative expenses were $7.2 million, or 48.2% of total revenues, compared to $4.5 million, or 52.3% of total revenues, in the third quarter of 2008. Selling, general and administrative expenses in the auction and liquidation segment declined to $1.6 million from $1.9 million in the third quarter of 2008 as a result of a decrease in payroll-related expenses. Selling, general and administrative expenses in the valuation and appraisal services segment increased to $2.0 million from $1.8 million in the prior period, primarily because of an increase in the volume of engagements. Selling, general and administrative expenses for corporate and other were $3.7 million, compared to $0.9 million in the third quarter of 2008. The increase in the corporate and other was related to an increase of $2.2 million of expenses for accounting, legal and consulting expenses and $1.2 million increase in share based compensation expense from the AAMAC transaction and higher costs stemming from new offices and increased personnel.
As a result, operating loss during the quarter was $0.9 million, compared to an operating loss of $1.1 million during the third quarter of 2008.

Interest expense during the quarter increased to $2.3 million from $0.6 million in the prior period, primarily as a result of interest expense on the Company’s $55.6 million note payable in connection with the AAMAC transaction. As a result, loss from continuing operations before a benefit for income taxes was $3.5 million, compared to a loss from continuing operations of $1.7 million in the prior period.
During the third quarter of 2009, the Company recorded a benefit for income taxes of $7.6 million related to the change in tax status in connection with the completion of the AAMAC transaction. This resulted in income from continuing operations of $4.1 million, compared to a loss from continuing operations of $1.6 million for the third quarter of 2008.
Overall, net income during the third quarter of 2009 was $4.0 million, or $0.17 per diluted share, compared with a net loss of $1.7 million or $(0.16) per diluted share, in the third quarter of 2008.
Nine Month Results
For the nine months ended September 30, 2009, total revenues were $72.0 million, a 127% increase from total revenues of $31.7 million in the same period of 2008. Total operating expenses were $48.2 million, compared to total operating expenses of $31.7 million in the prior period. Operating income for the first nine months of 2009 was $23.8 million, compared to operating income of $0.1 million in the prior period. Income from continuing operations was $21.6 million, compared to a loss from continuing operations of $0.9 million in the prior period. Net income during the first nine months of 2009 was $21.5 million, or $1.44 per diluted share, compared to a net loss of $1.2 million, or $(0.11) per diluted share, during the first nine months of 2008.
Financial Position
At September 30, 2009, the Company had $46.8 million in cash and cash equivalents, compared to $17.0 million at December 31, 2008. Working capital was $36.0 million, and total long-term debt was $44.6 million. During the first nine months of 2009, the Company generated $25.0 million in cash from operations.
Recent Events
In October 2009, the Company announced it was contracted by a major secured party for the total dispersal of the rental equipment fleet formerly of U-Brothers Rentals. The auction for equipment valued at more than $20 million took place on Thursday, November 12, 2009, and included late-model, low-hour equipment such as motor graders, wheel loaders, loader backhoes, excavators, end dumps, crawler tractors, water wagons and service trucks. The Company offered live bidding in Albuquerque, N.M., Houston and Tampa, as well as Internet bidding.
Also in October 2009, the Company announced the formation of GA Capital, LLC, a subsidiary of Great American Group focused on assisting retailers in need of growth capital, working capital and turnaround financing with obtaining junior secured loans. GA Capital intends to target borrowers seeking loans of between $10 million and $100 million, to be secured by collateral assets of the borrowers, including inventory, accounts receivable, real estate and intellectual property. GA Capital’s portfolio manager, Daniel Platt, has more than 14 years of experience in the retail industry, having headed a private equity firm focused on the consumer and retail sector, provided first and second-lien financing to retailers and served as a lead buyer for a large national department store retailer.
In November 2009, Great American Group redeemed all of the outstanding warrants to purchase shares of its common stock. The warrants were redeemed for $0.50 each as of October 29, 2009, and ceased being quoted on the OTC Bulletin Board on November 2, 2009.

The information in this release should be read in conjunction with the financial statements and footnotes contained in the Company’s Quarterly Report on Form 10-Q which will be filed with the Securities and Exchange Commission (“SEC”). The Company’s results for the quarter ended September 30, 2009 are subject to the completion and filing with the SEC of its Quarterly Report on Form 10-Q.
About Great American Group, Inc.
Great American Group is a leading provider of asset disposition solutions and valuation and appraisal services to a wide range of retail, wholesale and industrial clients, as well as lenders, capital providers, private equity investors and professional service firms. Headquartered in Woodland Hills, Calif., the Company has offices in Atlanta, Boston, Chicago, Los Angeles and New York. For more information, please visit www.greatamerican.com.
Forward-Looking Statements
This press release may contain forward-looking statements by Great American Group that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in Great American Group’s filings with the SEC, including, without limitation, the risks described in Great American Group’s proxy statement/prospectus dated July 17, 2009 and filed with the SEC on July 20, 2009, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 which will be filed with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Great American Group undertakes no duty to update this information.
Investor Contacts:
Great American Group
Paul Erickson, CFO
818-884-3737
Addo Communications
Andrew Blazier
310-829-5400
andrewb@addocommunications.com
or
Press Contact:
Great American Group
Laura Wayman
847-444-1400 ext. 312
lwayman@greatamerican.com

GREAT AMERICAN GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands, except par value)

	September 30,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$46,839	$16,965
Restricted cash	24,956	3,653
Accounts receivable, net	2,550	4,703
Advances against customer contracts	8	2,971
Goods held for sale or auction	16,551	17,842
Assets of discontinued operations	116	1,217
Deferred income taxes	5,561	—
Prepaid expenses and other current assets	2,538	673

Total current assets	99,119	48,024
Property and equipment, net	1,394	1,087
Goodwill	5,688	5,688
Other intangible assets, net	423	544
Deferred income taxes	2,049	—
Other assets	781	488

Total assets	$109,454	$55,831

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$10,209	$14,914
Accrued compensation plans	—	6,938
Auction and liquidation proceeds payable	3,549	1,891
Mandatorily redeemable noncontrolling interests	2,422	1,928
Warrant redemption liability	23,013	—
Current portion of long-term debt	11,322	291
Note payable	12,452	10,984
Current portion of capital lease obligation	161	167

Total current liabilities	63,128	37,113
Capital lease obligation, net of current portion	104	232
Long-term debt, net of current portion	44,494	3,985

Total liabilities	107,726	41,330

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value; 135,000,000 shares authorized; 30,022,478 and 10,560,000 issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	3	1
Additional paid-in Capital	(2,313)	—
Deferred compensation	—	(1,643)
Retained earnings	4,038	16,143

Total stockholders’ equity	1,728	14,501

Total liabilities and stockholders’ equity	$109,454	$55,831

GREAT AMERICAN GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues
Services and fees	$10,980	$7,813	$60,767	$28,805
Sale of goods	4,056	766	11,197	2,938

Total revenues	15,036	8,579	71,964	31,743

Operating expenses:
Direct cost of revenues	4,792	4,281	12,540	14,858
Cost of goods sold	3,851	887	9,553	2,870
Selling, general and administrative expenses	7,246	4,488	26,084	13,934

Total operating expenses	15,889	9,656	48,177	31,662

Operating income (loss)	(853)	(1,077)	23,787	81
Other income (expense):
Interest income	12	22	20	123
Other income (expense)	(341)	39	(580)	76
Interest expense	(2,328)	(631)	(9,272)	(1,150)

Income (loss) from continuing operations before benefit for income taxes	(3,510)	(1,647)	13,955	(870)
Benefit for income taxes	7,610	—	7,610	—

Income (loss) from continuing operations	4,100	(1,647)	21,565	(870)
Loss from discontinued operations	(67)	(65)	(67)	(288)

Net income (loss)	$4,033	$(1,712)	$21,498	$(1,158)

Weighted average basic shares outstanding	22,088,614	10,560,000	14,445,101	10,560,000
Weighted average diluted shares outstanding	23,472,774	10,560,000	14,906,487	10,560,000
Basic earnings (loss) per share	$0.18	$(0.16)	$1.49	$(0.11)
Diluted earnings (loss) per share	$0.17	$(0.16)	$1.44	$(0.11)

GREAT AMERICAN GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Cash Flows
(Unaudited)
(Dollars in thousands)

	Nine Months Ended
	September 30,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$21,498	$(1,158)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	465	308
Provision for (recoveries of) doubtful accounts	(24)	31
Impairment related to assets of discontinued operations	67	366
Share-based payments	1,543	780
Non-cash interest	9	24
Loss on disposal of assets	15	2
Deferred income taxes	(7,610)	—
Income allocated to mandatorily redeemable noncontrolling interests	1,311	560
Change in operating assets and liabilities:
Accounts receivable and advances against customer contracts	5,140	7,366
Goods held for sale or auction	2,325	(10,861)
Prepaid expenses and other assets	(2,159)	132
Accounts payable and accrued expenses	(3,237)	(996)
Auction and liquidation proceeds payable	1,658	(1,709)
Accrued compensation plans	4,005	(1,428)

Net cash provided by (used in) operating activities	25,006	(6,583)

Cash flows from investing activities:
Purchases of property and equipment	(666)	(367)
Increase in restricted cash	(21,303)	(6)

Net cash used in investing activities	(21,969)	(373)

Cash flows from financing activities:
Proceeds from (repayment of) revolving lines of credit, net	—	(7,900)
Payment of note payable	(4,383)	—
Proceeds from note payable	—	10,486
Repayments of long-term debt	(4,086)	(415)
Repayments of capital lease obligation	(134)	6
Proceeds from reverse merger dated July 31, 2009	70,409	—
Distribution to members	(33,853)	—
Distribution to noncontrolling interests	(1,116)	(841)

Net cash provided by financing activities	26,837	1,336

Net increase (decrease) in cash and cash equivalents	29,874	(5,620)
Cash and cash equivalents, beginning of period	16,965	16,029

Cash and cash equivalents, end of period	$46,839	$10,409

Supplemental disclosures:
Interest paid	$6,654	$989

Supplemental disclosures of noncash investing and financing activities:
Deferred compensation arrangements	$1,022	$—
Issuance of notes payable from reverse merger dated July 31, 2009	60,000	—

GREAT AMERICAN GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Segment Financial Information
(Unaudited)
(Dollars in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Auction and Liquidation reportable segment:
Revenues — Services and fees	$5,772	$3,303	$44,424	$16,016
Revenues — Sale of goods	4,056	766	11,197	2,938

Total revenues	9,828	4,069	55,621	18,954
Direct cost of services	(2,381)	(2,281)	(5,778)	(8,976)
Cost of goods sold	(3,851)	(887)	(9,553)	(2,870)
Selling, general, and administrative expenses	(1,549)	(1,843)	(3,747)	(4,607)
Depreciation and amortization	(20)	(7)	(51)	(23)

Segment income	2,027	(949)	36,492	2,478

Valuation and Appraisal reportable segment:
Revenues	5,208	4,510	16,343	12,789
Direct cost of revenues	(2,411)	(2,000)	(6,762)	(5,882)
Selling, general, and administrative expenses	(1,957)	(1,727)	(5,962)	(5,015)
Depreciation and amortization	(46)	(24)	(118)	(72)

Segment income	794	759	3,501	1,820

Consolidated operating income from reportable segments	2,821	(190)	39,993	4,298
Corporate and other expenses	(3,674)	(887)	(16,206)	(4,217)
Interest income	12	22	20	123
Other income (expense)	(341)	39	(580)	76
Interest expense	(2,328)	(631)	(9,272)	(1,150)

Income (loss) from continuing operations before benefit for income taxes	(3,510)	(1,647)	13,955	(870)
Benefit for income taxes	7,610	0	7,610	0

Income (loss) from continuing operations	4,100	(1,647)	21,565	(870)
Loss from discontinued operations	(67)	(65)	(67)	(288)

Net income (loss)	$4,033	$(1,712)	$21,498	$(1,158)

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